Exhibit 10.1

Execution Copy

THIRD AMENDMENT TO LEASE AGREEMENT

This Third Amendment to Lease Agreement (the “Amendment”) is made as of the 3rd day of May, 2006, by and between NATIONAL FIRE PROTECTION ASSOCIATION, a Massachusetts non-profit corporation (“Landlord”) and THE J. JILL GROUP, INC., a Delaware corporation (“Tenant”).

WITNESSETH:

WHEREAS, Landlord and Tenant (formerly known as DM Management Company) are parties to that certain Lease Agreement dated as of September 21, 1998, as amended by that certain First Amendment to Lease Agreement dated June 10, 1999, and as further amended by that certain Second Amendment to Lease Agreement dated as of October 29, 1999 (as so amended, the “Lease”), pursuant to which Landlord leased to Tenant a portion of the building located at Four Batterymarch Park, Quincy, Massachusetts (the “Building”), consisting of approximately 63,943 rentable square feet of space on the fourth (4th) and fifth (5th) floors of the Building (the “Original Premises”);

WHEREAS, Lumbermen’s Mutual Casualty Company (d/b/a Kemper Insurance Company)(“Kemper”) and Tenant were parties to that certain Sublease dated as of August 28, 2003 pursuant to which Tenant sublet from Kemper 29,305 rentable square feet of space on the third (3rd) floor of the Building (the “Kemper Space”), which Sublease was recognized by Landlord pursuant to a letter to Tenant dated March 4, 2005 (as so recognized, the “Sublease”); and

WHEREAS, Landlord and Tenant have agreed to terminate the Sublease and include the Kemper Space as part of the Premises, to increase the Premises to include 33,621 rentable square feet on the second (2nd) floor of the Building (the “Second Floor Space”), to extend the term of the Lease through December 31, 2014, and to amend certain other terms and conditions of the Lease as set forth herein.

NOW THEREFORE, for good and valuable consideration, and in consideration of the covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.     Defined Terms. Capitalized terms not defined herein shall have the meanings ascribed to them in the Lease.

2.     Effective Date. The Effective Date is hereby defined as January 1, 2007.

3. Termination of Sublease. The Sublease shall terminate without further action of the parties on the Effective Date. From and after the Effective Date, the Kemper Space shall be included in the definition of Premises under the Lease. Until the Effective Date, Landlord shall continue to recognize Tenant’s rights to the Kemper Space upon the terms and conditions of the Sublease.

 4. Amendments. As of the Effective Date, the Lease is hereby amended as follows:

(i)         Article I, Section 1.2 is hereby amended to delete the definition of “Premises Rentable Area” and substitute therefor the following:

“Premises Rentable Area: Approximately 126,869 rentable square feet, comprised of 63,943 rentable square feet on the fourth (4th) and fifth (5th) floors of the Building, 29,305 rentable square feet on the third (3rd) floor of the Building, and 33,621 rentable square feet on the second (2nd) floor of the Building.”

(ii)         Article I, Section 1.2 is hereby amended to provide that the Base Operating Expenses shall be the actual Operating Expenses for the Property for calendar year 2007, and the Base Taxes shall be the actual Taxes for the Property for the period July 1, 2006 through June 30, 2007.

(iii)        Exhibit FP attached to the Lease is hereby amended by adding Exhibit FP-2 attached hereto and incorporated herein by reference.

5.       Term of this Lease. Landlord and Tenant acknowledge and agree that as of the Effective Date all references to the “Term of this Lease” shall mean the period commencing on the Effective Date and expiring on December 31, 2014, and any extension thereof pursuant to Section 15.2 of the Lease.

6.       Basic Rent. Commencing on the Effective Date, Section 1.2 of the Lease is hereby amended to provide that the Bask Rent shall be paid as follows:

Year 1 (1/1/07-12/31/07):	$24.50 per square foot of the Premises Rentable Area
Year 2 (1/1/08-12/31/08):	$25.00 per square foot of the Premises Rentable Area
Year 3 (1/1/09-12/31/09):	$25.50 per square foot of the Premises Rentable Area
Year 4 (1/1/10-12/31/10):	$26.00 per square foot of the Premises Rentable Area
Year 5 (1/1/11-12/31/11):	$26.50 per square foot of the Premises Rentable Area
Year 6 (1/1/12-12/31/12):	$27.00 per square foot of the Premises Rentable Area
Year 7 (1/1/13-12/31/13):	$27.00 per square foot of the Premises Rentable Area
Year 8 (1/1/14-12/31/14):	$28.00 per square foot of the Premises Rentable Area

7.     Free Rent. Landlord and Tenant hereby agree that Tenant shall not be obligated to pay Basic Rent for the Second Floor Space for the period commencing on the Effective Date and ending April 30, 2007; provided, however if full possession of the Second Floor Space shall not be delivered to Tenant in the condition described in Paragraph 11 herein on or before the Effective Date, then Basic Rent for the Second Floor Space shall be abated for one additional day for each day of late delivery of the Second Floor Space, so that Tenant shall have the full benefit of four full months of free Basic Rent for such space.

8.     Right of First Offer. Section 15.1 of the Lease is hereby deleted in its entirety and the following is substituted therefor:

“Provided that there is at least one year remaining in the Term of this Lease and that Tenant is not in default in the performance or observance of any of the terms and provisions of this Lease on the part of Tenant to be performed or observed beyond applicable grace and cure periods, if Landlord intends to market for lease all or any portion of any space in the Building (the “Available Space”), then Landlord shall present a term sheet (“Landlord’s Offer”) for the leasing of the Available Space to Tenant at fair market rent, as determined by Landlord, and on such other terms and conditions as Landlord may determine. Except as otherwise set forth in Landlord’s Offer, Landlord’s Offer to lease the Available Space shall be on the terms and conditions set forth herein.

Upon receipt of Landlord’s Offer, Tenant shall have ten (10) business days to accept or reject Landlord’s Offer. If Tenant accepts Landlord’s Offer within said ten (10) business day period, Landlord and Tenant shall execute an amendment to this Lease which incorporates the Available Space on the terms set forth therein within fifteen (15) days of Tenant’s acceptance of Landlord’s Offer. In the event that Tenant does not accept Landlord’s Offer within said ten (10) business day period or Landlord and Tenant do not execute a lease amendment on the terms set forth therein within said fifteen (15) day period, then Landlord shall have the right to lease to any other party the Available Space on such terms and conditions not materially more favorable than those contained in Landlord’s Offer. As used herein, terms and conditions shall be deemed to be “materially more favorable” if the rental rate and other economic considerations (such as free rent, improvement allowances and the manner in which Operating Expenses and Taxes are accounted for) are less than ninety percent (90%) of the terms and conditions contained in Landlord’s Offer.”

9.     Option to Extend. Landlord and Tenant hereby confirm that Tenant’s two successive five-year options to extend the Term of this Lease as described in Section 15.2 of the Lease shall remain in full force and effect.

10.   Tenant Improvement Allowance.

(i)         Landlord shall, in the manner hereinafter set forth, provide to Tenant an improvement allowance of $2,234,160.00, including (i) $1,008,630.00 for leasehold improvements for the Second Floor Space (the “Second Floor Allowance”), made available as provided herein from and after the Effective Date; (ii) $639,430.00 for leasehold improvements for the Original Premises (the “Original Premises Allowance”), made available as provided herein from and after January 1, 2010; and (iii) $586,100.00 for leasehold improvements for the Kemper Space (the “Kemper Space Allowance”), made available as provided herein from and after January 1, 2010 (collectively, the “Tenant Improvement Allowance”), which Tenant Improvement Allowance shall be used for the cost of construction, architectural fees, wiring and other move related costs (“Tenant’s Work”). Tenant, in its sole discretion, shall have the right to redistribute the Tenant Improvement Allowance throughout the Premises.

(ii)        Tenant’s Work shall be performed in accordance with the requirements of Section 5.2 of the Lease and shall:

(a)	be subject to the approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; and

(b)	be made only by union contractors (which union contractors shall use union subcontractors) approved by Landlord which approval shall not be unreasonably withheld, conditioned or delayed.

(iii)        Provided that Tenant is not in default of its obligations under the Lease beyond any applicable cure period at the time that Tenant requests any requisition on account of the Tenant Improvement Allowance, Landlord shall pay the cost of the work shown on each requisition (as defined below) submitted by Tenant to Landlord within thirty (30) days of submission thereof by Tenant to Landlord. For the purposes hereof, a “requisition” shall mean written documentation showing in reasonable detail the costs of the improvements then installed by Tenant. Each requisition shall be accompanied by evidence reasonably satisfactory to Landlord that all work covered by previous requisitions has been fully paid by Tenant. Landlord shall have the right, upon reasonable advance notice to Tenant, to inspect Tenant’s books and records relating to each requisition in order to verify the amount thereof. Tenant shall submit requisition(s) no more often than monthly.

(iv)        Notwithstanding anything to the contrary herein contained:

(a)	Landlord shall have no obligation to advance funds on account of the Tenant Improvement Allowance unless and until Landlord has received the requisition in question, together with, in the case of the final requisition, certifications from Tenant’s architect, certifying that the work shown on the requisition has been performed in all material respects in accordance with applicable law and in accordance with Tenant’s approved plans.

(b)	Except with respect to work and/or materials previously paid for by Tenant, as evidenced by paid invoices provided to Landlord, Landlord shall have the right to have the Tenant Improvement Allowance paid to both Tenant and Tenant’s contractor(s) and vendor(s) jointly, or directly to Tenant’s contractor if Landlord has reason to believe there are or may be outstanding claims by such contractor(s) or vendor(s).

(v)         Except for the Tenant Improvement Allowance, Tenant shall bear all other costs of Tenant’s Work. Landlord shall have no liability or responsibility for any claim, injury or damage alleged to have been caused by the particular materials, whether building standard or non-building standard, selected by Tenant in connection with Tenant’s Work.

(vi)        Any portion of the Tenant Improvement Allowance which has not been disbursed by Landlord by June 30, 2011 shall be credited against Rent due under the Lease, up to a maximum Rent credit of $558,540.00.

11.     Second Floor Space. On or before the Effective Date, Landlord shall deliver the Second Floor Space broom-clean, with all fixtures, debris and personal property of former tenants removed. If the Second Floor Premises shall be vacated by its current tenants prior to the Effective Date, Landlord shall deliver the same to Tenant for purposes of commencing Tenant’s Work. Tenant’s possession of the Second Floor Premises prior to the Effective Date for such purposes shall be subject to all the terms and conditions of the Lease, except that no Rent shall be due or payable for such space during such early occupancy.

12.     Parking. Article II, Section 2.2(a) is hereby amended to provide that Tenant shall have the right, appurtenant to the Premises, to use 406 parking spaces on a non-exclusive, first-come, first-served basis, such spaces to be available in a surface level parking lot, and 38 designated parking spaces in the parking garage located under the Building (at least 5 of which shall continue to be closest to the elevator).

13.     Assignment and Subletting. Article VI is hereby amended as follows:

(i)         Subsection 6.1(a) is amended by deleting the reference in the eleventh line to “(except to another tenant in the Building or other buildings owned by Landlord or its beneficiaries)” and substituting “(except for all subleases entered into and commencing after December 31, 2008 to another tenant in the Building or other buildings owned by the Landlord or its beneficiaries)” in its place.

(ii)         Subsection 6.3 is amended by deleting the reference in the third line to “the second sentence of Paragraph a.” and substituting “the third sentence of Paragraph a.” in its place.

14.     Merger. Landlord acknowledges that The Talbots, Inc., a Delaware corporation, publicly traded on the New York Stock Exchange (“Guarantor”), has this day acquired Tenant and Tenant has become a wholly-owned subsidiary of Guarantor (such transaction being referred to herein as the “Merger”). Subject to Guarantor’s execution and delivery of a guaranty of Tenant’s obligations under the Lease, as amended hereby, in the form attached hereto as Exhibit G (the “Guarantee”), Landlord hereby consents to the Merger.

15.     Security Deposit. Landlord acknowledges that it is holding a cash security deposit in the current amount of $400,000.00 (the “Security Deposit”). In consideration of Guarantor’s execution and delivery of the Guarantee, Landlord agrees to return the Security Deposit to Tenant on the date hereof.

16.     Notices. Landlord agrees that any notice under the Lease or Sublease of a Default of Tenant shall also be sent to Guarantor at: The Talbots, Inc., One Talbots Drive, Hingham, Massachusetts 02043, Attention: General Counsel.

17.     Brokerage Representations. Landlord and Tenant each represents that said party has not dealt with any broker in connection with this Amendment except CB Richard Ellis (the “Broker”). Each party hereby agrees to defend, indemnify and hold harmless the other party from and against any loss, cost or expense (including reasonable attorneys fees) incurred as a result of its breach of the foregoing representation. Landlord shall be responsible for any commissions due the Broker in connection with this Amendment.

18.     Governing Law. This Amendment shall be construed in accordance with the laws of the Commonwealth of Massachusetts, and may only be amended in a writing signed by all the parties hereto. The invalidity of one or more of the provisions contained herein as amended hereby shall not affect the remaining provisions of the Lease, and if one or more of such provisions shall be declared invalid by final order, decree or judgment of a court of competent jurisdiction, the Lease shall be construed as if such invalid provision or provisions had not been included in the Lease.

19.     Consistency. In the event that any provision of this Amendment is inconsistent with the Lease, this Amendment shall control.

20.     Ratification and Estoppel. Except as herein amended, the Lease shall remain in full force and effect in accordance with its terms. Each party represents to the other that such party is currently unaware of any default by the other party under the Lease or the Sublease.

21.     Counterparts. This Amendment may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[End of text on page. Signatures follow on next page.]

EXECUTED as a sealed instrument as of the day and year first above written.

LANDLORD:
NATIONAL FIRE PROTECTION ASSOCIATION

By:	/s/ Bruce Mullen
Name:	Bruce Mullen
Title:	Chief Financial Officer

TENANT:
THE J. JILL GROUP, INC.

By:	/s/ Olga L. Conley
Name:	Olga L. Conley
Title:	Executive Vice President, Chief Financial
Officer and Chief Administrative Officer